UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 AMENDMENT NO. 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              SITESTAR CORPORATION
                -------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                -------------------------------------------------
                           (TITLE CLASS OF SECURITIES)

                                    82980W101
                -------------------------------------------------
                                 (CUSIP NUMBER)

                                    06/07/01
                -------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

                  (X)  RULE 13D-1(B)
                  ( )  RULE 13D-1(C)
                  ( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO. 82980W101          13G/A       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

    FREDERICK T. MANLUNAS           000-00-0000
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                               A __
                                                 B __
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------

NUMBER OF      5.   SOLE VOTING POWER

   SHARES           12,079,804 SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,079,804 SHARES
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         12,079,804 SHARES
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,079,804 SHARES
               -----------------------------------------------------------------


9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,079,804 SHARES
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

          NOT APPLICABLE
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          15.22%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

           oo
--------------------------------------------------------------------------------

                         SCHEDULE 13G/A        PAGE 3 OF 5 PAGES

ITEM 1.

         (A)  NAME OF ISSUER

              SITESTAR CORPORATION

         (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  15303 Ventura Boulevard, Suite 1510
                  Sherman Oaks,  California  91403

ITEM 2.

         (A)  NAME OF PERSON FILING

              FREDERICK T. MANLUNAS

          (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
               RESIDENCE

                  15303 Ventura Boulevard, Suite 1510
                  Sherman Oaks,  California  91403


          (C)  CITIZENSHIP

                    USA

         (D)  TITLE OF CLASS OF SECURITIES

                  COMMON STOCK

         (E) CUSIP NUMBER

                  82980W101

ITEM 3. IF THIS STATEMENT IS FILED  PURSUANT TO RULE  13D-1(B),  OR
                  13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  NON APPLICABLE

SC 13G/A                                             PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP

         (A)  AMOUNT BENEFICIALLY OWNED

               12,079,804 SHARES

         (B)  PERCENT OF CLASS

               15.22%

         (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                            12,079,804 SHARES
                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                            12,079,804 SHARES
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                            12,079,804 SHARES
                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                            12,079,804 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
             HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

SC 13G/A                                      PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.



                         SIGNATURE



July 9, 2001



                  /s/ Frederick T. Manlunas
                  -----------------------------
                  Frederick T. Manlunas